Exhibit 99.1

Dyadic to Attend J.P. Morgan 41st Annual Healthcare Conference

Dyadic's executive management to attend the J.P. Morgan 41st Annual Healthcare Conference and the 6th Annual BFC Global Healthcare BD and Investment Conference from January 8-12 in San Francisco, CA USA

JUPITER, FL / GLOBE NEWSWIRE / January 4, 2023, Dyadic International, Inc. (“Dyadic”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein production and unmet clinical needs for effective and affordable biopharmaceutical products for human and animal health, today announces that its senior executive management will attend the J.P. Morgan 41st Annual Healthcare Conference in San Francisco, CA. Dyadic’s founder and CEO, Mark Emalfarb will be making a corporate presentation at 4:00 PM PT on January 8, 2023 at the 6th Annual BFC Global Healthcare BD and Investment Conference, San Francisco, CA. Mr. Emalfarb will also be participating on the opening panel, which is scheduled at 9:15-10:15 AM PT.

The corporate presentation will focus on the recent advancements Dyadic has made with its C1-cell protein expression platform including the initiation of its first in human Phase 1 program for an antigen expressed in the C1 platform, with the trial expected to begin later this month. At the October 2022 World Vaccine Conference, Dyadic shared data demonstrating the capability of its C1 protein production platform to produce ferritin nanoparticle vaccines for COVID-19. At the BFC conference, Mr. Emalfarb will be discussing the encouraging intranasal and intramuscular animal data from one of the C1 produced COVID-19 ferritin nanoparticle vaccine candidates which generated much higher neutralizing antibodies compared to non-ferritin nanoparticle vaccines. The importance of these and other ongoing animal studies of C1 produced vaccine candidates builds upon other data from third party pre-clinical and clinical trials conducted by Walter Reed Medical Center, Duke University, and other widely respected institutions. These studies demonstrated the potential for nanoparticle vaccines to elicit potent immune response with the potential to provide broader more durable protection against SARS-CoV-2 as well as certain variants of concern. Dyadic will continue to leverage its scientific advancements, pre-clinical data, and upcoming Phase 1 data to expand the adoption of the C1 platform for speeding development, lowering production costs, and improving the performance of biologic vaccines and drugs, at flexible commercial scales, for the human and animal health markets. We expect these efforts to help facilitate health equity in emerging as well as developed countries across the globe.

Mr. Emalfarb will be joined by Chief Business Officer, Joe Hazelton, and they will be available for 1:1 meetings during the conferences in San Francisco. Interested parties can request meetings by contacting ir@dyadic.com.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company committed to building disruptive microbial platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable, and accessible biopharmaceutical products for human and animal health.

Dyadic’s lead technology, its C1-cell gene expression and protein production platform, is based on the highly productive and scalable industrially proven fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). C1-cell gene expression and protein production platform is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets.

Dyadic is also developing the Dapibus™ filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead product DYAI-100 COVID-19 booster vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial our research projects and third-party collaborations, as well as the availability of necessary funding. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

561-743-8333

Email: ir@dyadic.com